Exhibit 10.1

OFFICE SUBLEASE
(575 Anton Boulevard, Ground Floor and 2nd Floor)

OFFICE SUBLEASE ("Sublease") made as of effective as of February 23, 2021 (the "Execution Date"), by and between Veritone, INC., a Delaware corporation ("Veritone"), and CALIFORNIA PIZZA KITCHEN, INC., a Delaware corporation ("Subtenant").

RECITALS:

A.Veritone, as tenant, and PR II/MCC SOUTH COAST PROPERTY OWNER, LLC, a Delaware limited liability company ("Landlord"), as landlord, are parties to a certain Lease Agreement dated as of July 14, 2017 (the "Original Lease"), as amended by that certain First Amendment to Lease dated November 30, 2017 (the Original Lease, as so amended, being referred to herein as the "Lease") concerning the lease of certain office space (the "Demised Premises") contained in the office building located at 575 Anton Boulevard, Costa Mesa, California.

B.Subtenant desires to sublease from Veritone that portion of the Demised Premises containing approximately 37,875 rentable square feet of space, consisting of approximately 13,882 rentable square feet of space on the ground floor and approximately 23,993 rentable square feet of space on the second floor in the office building located at 575 Anton Boulevard (the "Building"), as depicted on the floor plan attached hereto as Exhibit A (the "Subleased Premises").  For purposes of this Sublease, all measurements stated herein shall be deemed accurate and binding and conclusive.

C.Subtenant hereby acknowledges receipt of a copy of the Lease (from which certain provisions not relevant to this Sublease have been redacted). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

THEREFORE, the parties agree as follows:

1.Sublease.  Veritone hereby subleases to Subtenant and Subtenant hereby accepts and subleases from Veritone the Subleased Premises for the Term described in Section 2.

2.Term.  The term of this Sublease (the "Term") shall commence on the later of (i) March 1, 2021 or (ii) ten (10) days following the later of Subtenant’s receipt of (a) an executed copy of this Sublease and Landlord’s consent to the Sublease, or (b) possession of the Subleased Premises in the condition required hereunder (the "Commencement Date") and shall end at 11:59 p.m. (Pacific time) on December 31, 2024 (the "Expiration Date"), unless this Sublease is sooner terminated in accordance with its terms. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve Subtenant of any obligations which accrued prior to the expiration or termination of this Sublease.

3.Early Access.  Subtenant is permitted to have access to the Subleased Premises before the Commencement Date for the sole purpose of performing any work in the Subleased Premises approved by Veritone and installing Subtenant’s furniture, fixtures, and equipment.

Subtenant, during any period of early access to and/or occupancy to the Subleased Premises, must comply with and observe all terms and conditions of this Sublease (including, without limitation, the obligation to maintain the insurance coverages required by this Sublease), other than the obligation to pay Base Rent and Subtenant Additional Rent.  Subtenant agrees that it will not interrupt or interfere with Veritone’s performance and completion of any work to be performed by Veritone hereunder.

4.Rent.

(a)Base Rent and Subtenant Additional Rent.  Beginning on the Commencement Date and continuing for the Term, Subtenant shall pay to Veritone as rent for the Subleased Premises the following amounts: Base rent ("Base Rent") in the amounts set forth in the table below:

Period	Base Rent Per Square Foot Per Month	Monthly Base Rent
Commencement Date – Month 12	$2.50	$94,687.50
Month 13-Month 24	$2.58	$97,717.50*
Month 25 - Month 36	$2.65	$100,368.75*
Month 37 – December 31, 2024	$2.73	$103,398.75

*Base Rent for the 13th month and 25th month of the Term shall be abated.

(i)Additional rent ("Subtenant Additional Rent") equal to Subtenant's Proportionate Share (as defined below) of Taxes and Operating Expenses (as such terms are defined under the Lease) for the applicable calendar year or portion thereof (as the amount of Taxes and Operating Expenses are determined by Landlord for each calendar year pursuant to the Lease) above the Base Year. Per Section 5.13 of the Lease, Taxes for the Base Year and subsequent years are calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8.  "Subtenant's Proportionate Share" means 14.93% and the “Base Year” means the 2021 calendar year.  In addition, the increase in Controllable Expenses shall not exceed 4% per annum.  “Controllable Expenses” shall mean all Operating Expenses excluding, however, real estate taxes, insurance, utilities, costs incurred to comply with governmental requirements, management fees, and increased costs due to union or other collective bargaining negotiations.  Until the actual amount of Taxes and Operating Expenses are determined under the Lease, Subtenant shall pay Subtenant's Proportionate Share of Taxes and Operating Expenses based on the estimated amount of Taxes and Operating Expenses (the "Estimated Tax and Expense Amount") used to determine the Monthly Tax Payments and Monthly Escalation Payments (as defined in the Lease) to the extent such estimated amounts are in excess of the Base Year.  Veritone will provide to Subtenant, within a reasonable period of time following receipt thereof by Veritone, copies of any written estimates and additional information received by Veritone from Landlord with respect to the Monthly Tax Payments or Monthly Escalation Payments (as defined in the Lease) due under the Lease; provided that Veritone's failure to promptly deliver such copies or information shall not relieve Subtenant of its obligation to pay Subtenant Additional Rent.  Subtenant Additional Rent for any partial year during the Term shall be prorated based upon the actual number of days in said calendar year.

(b)Reconciliation.  Veritone will provide to Subtenant, within a reasonable period of time following receipt thereof by Veritone from Landlord, copies of each annual statement of actual Taxes and Operating Expenses for the applicable calendar year; provided that Veritone's failure to promptly deliver such copies shall not relieve Subtenant of its obligation to pay the Shortfall, if any, upon determination thereof, nor shall such failure relieve Veritone of its obligation to credit or pay, as applicable, any Surplus to Subtenant upon determination thereof.  If the actual amount of Taxes and Operating Expenses in excess of the Base Year exceed the Estimated Tax and Expense Amount for the applicable calendar year (the difference hereinafter being referred to as a "Shortfall"), then Subtenant shall pay Subtenant's Proportionate Share of such Shortfall to Veritone in a lump sum on or before the date on which Veritone is required to pay the Shortfall to Landlord pursuant to the Lease.  If the Estimated Tax and Expense Amount exceeds the actual amount of Taxes and Operating Expenses in excess of the Base Year for the applicable calendar year (the difference hereinafter being referred to as a "Surplus"), then Subtenant shall be entitled to a credit against the next installment(s) of rent due hereunder in the amount of such Surplus; provided that if such Surplus exceeds the balance of rent which will become due under this Sublease, Veritone shall pay such excess to Subtenant within 45 days following the determination thereof.  If Veritone exercises any audit right under the Lease), Veritone shall promptly share the results of such audit with Subtenant to the extent such results relate to the Subleased Premises.  In addition, upon Subtenant’s written request, Veritone agrees to exercise its audit rights under Section 5.4 of the Lease, provided Subtenant designates the auditor and Subtenant shall be responsible for the cost of the audit conducted at Subtenant’s request (and Subtenant shall be entitled to any resulting reimbursement of such expenses by Landlord as provided in Section 5.4 of the Lease).  Any audit conducted by Subtenant’s auditor shall be subject to and performed in compliance with Section 5.4 of the Lease.

(c)Payment of Base Rent and Subtenant Additional Rent. All Base Rent and Subtenant Additional Rent shall be paid in lawful money of the United States.  Subtenant will pay to Veritone the installments of Base Rent and Subtenant Additional Rent due hereunder, in advance, on the first day of each calendar month during the Term.  Base Rent and Subtenant Additional Rent for any partial month during the Term shall be prorated based upon the actual number of days in said month.  All sums due under this Sublease shall be paid without set-off, deduction, claim or abatement of any kind whatsoever and the foregoing covenant to pay Base Rent and Subtenant Additional Rent shall be independent of all other provisions of this Sublease and shall survive the termination or expiration of this Sublease.

5.Utilities and Building Systems.

(a)Electricity Charges; HVAC.  Electricity is provided by Landlord pursuant to Section 6.1.2 of the Lease.  Subtenant's electric current use in the Subleased Premises shall not exceed the capacity of the Building systems serving the Subleased Premises.  HVAC, as defined in the Lease, shall be provided at such times and costs as are provided in Section 6.1.1 of the Lease.  Subtenant acknowledges that the supplemental HVAC units located in the server rooms in the Subleased Premises are billed to Veritone separately by Landlord, and if Subtenant elect to utilize such HVAC units, the actual cost thereof shall be the responsibility of Subtenant.

(b)Maintenance.  Subtenant shall be responsible for maintenance of the Subleased Premises in good condition and repair in accordance with all terms and provisions of the Lease, except to the extent Landlord is responsible for maintenance and repairs pursuant to the Lease.

6.Use.  Subtenant shall use and occupy the Subleased Premises for general office use consistent with that of comparable office buildings in the Costa Mesa business district.  Veritone does not represent or warrant that the Subleased Premises are suitable for the conduct of Subtenant's particular business.  Subtenant shall at all times comply with the "Rules & Regulations" attached to the Lease, as amended from time to time pursuant to the Lease.

7.Janitorial Services and Other Services.  Janitorial services will be provided to the Subleased Premises in accordance with the terms of the Lease.  Veritone shall reasonably cooperate with Subtenant to facilitate Subtenant obtaining the identical services afforded Veritone from Landlord (including, without limitation, the services described in Article 6 of the Lease), to the extent the same pertain to the Subleased Premises.  Subtenant shall reimburse Veritone for the actual out-of-pocket cost of any such services requested by Subtenant that are not within the services to be provided by Landlord pursuant to Article 6 of the Lease (including costs of reimbursing Landlord, if any) within thirty (30) days of Veritone's written demand.

8.Letter of Credit.  Subtenant agrees to provide, at Subtenant's sole cost and expense, a Letter of Credit (as defined below) in the Letter of Credit Required Amount (as defined below) as additional security for the payment of Base Rent and Subtenant Additional Rent by Subtenant, on the terms and conditions set forth below.  The use, application or retention of the Letter of Credit, or any portion thereof, by Veritone shall not prevent Veritone from exercising any other right or remedy provided by this Sublease or by law, it being intended that Veritone shall not first be required to proceed against the Letter of Credit and the Letter of Credit shall not operate as a limitation on any recovery to which Veritone may otherwise be entitled.  As used herein the term “Letter of Credit Required Amount” initially means $500,000.00.  Subject to the remaining terms of this Section 8, and provided the Reduction Conditions (as defined below) have been satisfied at the particular reduction effective date, Subtenant shall have the right to reduce the Letter of Credit Required Amount so that the new Letter of Credit Required Amount shall be $400,000.00 effective as of January 1, 2023, and $300,000.00 effective as of January 1, 2024 (the “Letter of Credit Reduction”).  If Subtenant is not entitled to reduce the Letter of Credit Required Amount as of a particular reduction effective date due to the failure of one or more of the Reduction Conditions, then as and when the Reduction Conditions are satisfied in full, Subtenant shall be entitled to reduce the Letter of Credit Required Amount by the amount of the reduction Subtenant would have been entitled to had all of the Reduction Conditions been satisfied on such reduction effective date.  If Subtenant is entitled to a reduction in the Letter of Credit Required Amount, Subtenant shall provide Veritone with written notice requesting that the Letter of Credit Required Amount be reduced as provided above (the “Reduction Notice”).  If Subtenant provides Veritone with a Reduction Notice, and Subtenant is entitled to reduce the Letter of Credit Required Amount as provided herein, Veritone shall deliver a letter substantially in the form of Exhibit B attached hereto (a “Beneficiary Reduction Letter”) to the L/C Bank, with a copy to Subtenant, within five (5) Business Days of receipt of the Reduction Notice and the reduction shall be effectuated by L/C Bank amending the then-existing Letter of Credit to that new Letter of Credit Required Amount; provided that Subtenant may effectuate the reduction by replacing the Letter of Credit then being held by Veritone with a new Letter of Credit in the new Letter of Credit Required Amount.  In addition to delivering the Beneficiary Reduction Letter, Veritone agrees to promptly take all actions reasonably required by the L/C Bank to effectuate the Letter of Credit Reduction, including but not limited to promptly returning any existing Letter of Credit as required by the L/C Bank in exchange for a replacement Letter of Credit.  The term “Reduction Conditions” means no Event of Sublease Default under Section 20 shall have occurred and be continuing under this Sublease as reasonably determined by Veritone in consultation with Subtenant.

(a)Delivery of Letter of Credit.  (i) Subtenant shall cause a Letter of Credit, in the amount of the Letter of Credit Required Amount to be issued by the L/C Bank (as defined below) in favor of Veritone, and its successors, assigns and transferees; (ii) Subtenant will cause the Letter of Credit to remain in full force and effect during the entire Term (or be replaced by a new Letter of Credit issued by the L/C Bank not less than thirty (30) days prior to the expiration date of the prior Letter of Credit) and thereafter until thirty (30) days after the earlier to occur of the Expiration Date or the early termination of this Sublease (the “LC Termination Date”); and (iii) the initial Letter of Credit will be promptly delivered to Veritone after the full execution of this Sublease and in any event no later than the date that Subtenant occupies the Subleased Premises.  So long as no Event of Sublease Default then exists, Veritone shall promptly return the Letter of Credit as set forth in Section 8(b) of this Sublease. The specific requirements for the Letter of Credit and the rights of Veritone to make draws thereon will be as set forth in this Section 8.  All of Subtenant's rights and all of Veritone's obligations under this Sublease are strictly contingent on Subtenant's delivering and thereafter causing the Letter of Credit to remain in full force and effect during the entire Term.

(b)Draws on the Letter of Credit.  Immediately upon, and at any time or from time to time after, the occurrence of any one or more Draw Events (as defined below), Veritone will have the unconditional right to draw on the Letter of Credit in accordance with this Section 8.  Veritone shall provide written notice of any such draw on the Letter of Credit to Subtenant on the date of such draw, unless Veritone is prevented from giving notice by application of the bankruptcy code's automatic stay, in which case no such notice shall be required. Upon the payment to Veritone of the Draw Proceeds, Veritone will hold the Draw Proceeds in its own name and for its own account, without liability for interest, to use and apply any and all of the Draw Proceeds only (i) to cure any Event of Sublease Default by Subtenant; (ii) to pay any other sum to which Veritone becomes obligated by reason of Subtenant's failure to carry out its obligations under this Sublease; or (iii) to compensate Veritone for any monetary loss or damage which Veritone suffers thereby that is finally determined by a court of competent jurisdiction to have been proximately caused by Subtenant's failure to carry out its obligations under this Sublease.  In addition, if the Draw Event is the failure of Subtenant to renew the Letter of Credit as required hereunder, then Veritone shall be entitled to draw the entire Letter of Credit as a cash security deposit, held as a pledge under the California Uniform Commercial Code to secure Subtenant's obligations under this Sublease.  Veritone will return the amounts so drawn, less any amounts applied as provided herein, upon delivery by Subtenant of a replacement Letter of Credit.  Further, immediately upon the occurrence and during the continuance of any one or more Draw Events, Veritone may, from time to time and without prejudice to any other remedy, use the Draw Proceeds (whether from a contemporaneous or prior draw on the Letter of Credit) to the extent necessary to (x) cure any Event of Sublease Default by Subtenant; (y) to pay any other sum to which Veritone becomes obligated by reason of Subtenant's failure to carry out its obligations under this Sublease; or (z) compensate Veritone for any monetary loss or damage which Veritone suffers thereby that is finally determined by a court of competent jurisdiction to have been proximately caused by Subtenant's failure to carry out its obligations to pay Base Rent and Subtenant Additional Rent under this Sublease.  Any delays in Veritone’s draw on the Letter of Credit or in Veritone's use of the Draw Proceeds as provided in this Section 8 will not constitute a waiver by Veritone of any of its rights hereunder with respect to the Letter of Credit or the Draw Proceeds.  Following any such application of the Draw Proceeds, Subtenant will either pay to Veritone within five (5) Business Days following Veritone’s written demand therefor the cash amount so applied in order to restore the Draw Proceeds to the full amount thereof immediately prior to such application or cause the Letter of Credit to be replenished to its full amount thereunder.  Failure to either pay that cash amount or cause the Letter of Credit to be replenished to its full amount thereunder within five (5) Business Days after written demand shall constitute an Event of Sublease Default without the right to any further notice or cure period.  Veritone will not be liable for any indirect, consequential, special or punitive damages incurred by Subtenant arising from a claim that Veritone violated the bankruptcy code's automatic stay in connection with any draw by Veritone of any Draw Proceeds, Veritone’s liability (if any) under such circumstances being limited to the reimbursement of direct costs as and to the extent expressly provided in this Section 8.  Nothing in this Sublease or in the Letter of Credit will confer upon Subtenant any property rights or interests in any Draw Proceeds; provided, however, that promptly following the LC Expiration Date, and so long as there then exist no Draw Events or Event of Sublease Default hereunder, Veritone agrees to (x) return any remaining unapplied balance of the Draw Proceeds then held by Veritone, (y) deliver the Letter of Credit itself (if and to the extent not previously drawn in full) to the L/C Bank within ten (10) Business Days after the LC Termination Date and (z) to the extent applicable, deliver a letter substantially in the form of Exhibit C attached hereto (the “Beneficiary Termination Letter”) to the L/C Bank, with a copy to Subtenant, within ten (10) Business Days after the early termination of this Sublease.  Veritone may draw on the Letter of Credit and/or apply any Security Deposit in any order.

(c)Applicable Definitions.

Draw Event means each of the following events:

(i)the occurrence of any one or more of the following which shall have also been preceded, simultaneously accompanied, or succeeded by an Event of Sublease Default under this Sublease regardless of the absence of any notice of default which might otherwise be required with respect to an Event of Sublease Default if the giving of notice to Subtenant about such breach by Subtenant is stayed or barred due to one of the following events:  (A) Subtenant's filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Subtenant's making a general assignment or general arrangement for the benefit of creditors, (B) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Subtenant and such filing not being dismissed within sixty (60) days, (C) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, (D) the appointment of a custodian, as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Subtenant, or the appointment of a trustee or receiver to take possession of substantially all of Subtenant's assets located at the Subleased Premises or of Subtenant's interest in this Sublease and possession not being restored to Subtenant within sixty (60) days, or (E) the subjection of all or substantially all of Subtenant's assets located at the Subleased Premises or of Subtenant's interest in this Sublease to attachment, execution or other judicial seizure and such subjection not being discharged within sixty (60) days;

(ii)the failure of Subtenant, not less than thirty (30) days prior to the stated expiration date of the Letter of Credit then in effect, to cause an extension, renewal or replacement issuance of the Letter of Credit, to be effected, which extension, renewal or replacement issuance will be made by the L/C Bank, will otherwise meet all of the requirements of the initial Letter of Credit hereunder, which failure will be an Event of Sublease Default under this Sublease;

(iii)the failure of Subtenant to make when due any payment of Base Rent, of any monthly installment of any Subtenant Additional Rent, or pay any other monetary obligation under Section 5 or Section 7 of this Sublease within five (5) days after receipt of written notice from Veritone that the amount is due (unless the giving of notice to Subtenant about such breach by Subtenant is stayed or barred due to one of the events listed in subsection (i) above, in which case such five (5) day period shall run from the date the amount is due).

(iv)the payment by Veritone of any sum to cure a failure by Subtenant to comply with any non-monetary obligation hereunder which Subtenant has not cured within thirty (30) days after notice thereof by Veritone (or, if Veritone is prevented from giving notice by application of the bankruptcy code's automatic stay, the payment of Veritone of any sum to cure a failure by Subtenant to comply with any non-monetary obligation hereunder that Subtenant has not cured within thirty (30) days from the date of the breach).

“Draw Proceeds” means the proceeds of any draw or draws made by Veritone under the Letter of Credit, together with any and all interest accruing thereon, if deposited in an interest-bearing account.

“L/C Bank” means Bank of America or any other United States bank which is approved by Veritone in Veritone's reasonable discretion.

“Letter of Credit” means that certain one-year irrevocable letter of credit, in the Letter of Credit Required Amount, issued by the L/C Bank, as required under Section 8 and, if applicable, as extended, renewed, replaced or modified from time to time in accordance with this Sublease, which letter of credit will be transferable and in substantially the same form as attached Exhibit D.

(d)Intentionally Omitted.

(e)Waivers Under California Civil Code Section 1950.7.  The parties hereto waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”).  Notwithstanding the foregoing, to the extent California Civil Code 1950.7 in any way:  (a) is determined to be applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Veritone’s rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under this Sublease or any damages Veritone may suffer following termination of this Sublease, then  Subtenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code, it being agreed that Veritone may recover from the Letter of Credit (or its proceeds) all of Veritone's damages under this Sublease and California law including, but not limited to, any damages accruing upon the termination of this Sublease in accordance with this Sublease and Section 1951.2 of the California Civil Code.

(f)Substitute Letter of Credit.  In the event the L/C Bank is declared insolvent by the FDIC or is closed for any reason, Subtenant shall, within ten (10) Business Days thereafter, either (a) provide a substitute Letter of Credit meeting the requirements of this Section 8 from another United States bank which is approved by Veritone in Veritone’s reasonable discretion, or (b) if Veritone does not approve the issuer of the substitute Letter of Credit, deposit cash with Veritone in the Letter of Credit Required Amount, as reduced by any Letter of Credit Reduction then in effect in accordance with Section 8, to be held in the same manner, and under the same terms and conditions, as Draw Proceeds under this Section 8.

9.Condition of Premises.  Except as otherwise specifically set forth herein, Subtenant shall accept possession of the Subleased Premises on the Commencement Date "AS IS", "WHERE IS", and "WITH ALL FAULTS", without any further improvements, and without any representation or warranty on the part of the Veritone, its officers, servants and/or agents.  The Subleased Premises shall be delivered by Veritone in a broom clean condition with all base Building systems, light fixtures and appliances in good working order.  Except for the foregoing, Veritone has no obligation to perform any work, supply any materials, incur any expense, or make any alterations or improvements to the Subleased Premises.  All of the FF&E, as defined in Section 27 below, owned by Veritone and located in the Subleased Premises and adjacent outdoor patios may be used by Subtenant during the Term hereof in accordance with the terms and provisions of Section 27 below.

10.Alterations and Improvements to Subleased Premises.  Subtenant shall not make or permit to be made, any improvements, additions, alterations or decorations, structural or otherwise (collectively, "Subtenant Alterations"), in or to the Subleased Premises or the Building, without obtaining the prior written consent of Veritone and, to the extent such prior written consent of Landlord is required under the terms of the Lease, Landlord.  With respect to the Subtenant Alterations, Subtenant shall: (a) comply with the provisions of Article 15 of the Lease and all applicable laws, (b) obtain, and cause its contractors to obtain and pay for insurance required pursuant to Section 15.5 of the Lease and deliver to Landlord and Veritone evidence of such insurance, and (c) obtain Landlord's written consent to the plans and specifications (to the extent applicable to the Subtenant Alterations) prior to commencing any work within the Subleased Premises and provide a copy of the same to Veritone.  Notwithstanding the foregoing, Veritone consents to any repainting, recarpeting or other purely cosmetic changes or upgrades to the Subleased Premises, so long as (i) the aggregate cost of such work is less than $50,000 in any twelve-month period, (ii) such work constitutes a Minor Alteration (as defined in the Lease), (iii) no building permit is required in connection therewith, (iv) such work conforms to the then existing

Building standards, and (v) upon termination or expiration of the Sublease, Subtenant shall be liable to remove Subtenant Alterations and restore any damage to the Subleased Premises caused by such removal if required under the Lease.

11.Surrender.  Upon termination or expiration of the Term, Subtenant shall vacate and surrender the Subleased Premises and deliver possession thereof to Veritone, broom-clean and in substantially the same condition as on the Commencement Date, ordinary wear and tear, insured casualty, and condemnation excepted; provided, however, that notwithstanding the foregoing, Subtenant shall remove from the Subleased Premises, and restore any damage to the Subleased Premises caused by such removal, all Subtenant Alterations required to be removed pursuant to Section 15.2 of the Lease, if any.  At the end of the Term, Subtenant shall remove Subtenant's personal property and all furniture, equipment, and trade fixtures that Subtenant purchased or installed and shall repair any damage to the Subleased Premises caused by such removal.  If Subtenant fails to return possession of the Subleased Premises to Veritone in the condition required hereunder, then Subtenant shall reimburse Veritone for the actual out-of-pocket costs incurred by Veritone (including costs of reimbursing Landlord, if any) to put the Subleased Premises in the condition required under this Sublease.  Subtenant's personal property, furniture, equipment, and trade fixtures left behind at the Subleased Premises after the end of the Term will be considered abandoned, and Veritone may move, store, retain or dispose of such property at Subtenant's cost.

12.Holdover.  If Subtenant holds over after the termination or expiration of the Term then Base Rent for any holdover period shall be a monthly amount equal to the Holdover Percentage (as defined in the Lease) of the monthly Base Rent and Subtenant Additional Rent in effect as of the month prior to termination or expiration of the Term; provided that this sentence shall not imply or constitute any agreement or consent on the part of Veritone to any holding over by Subtenant.  Such holdover rent shall not in any manner limit Veritone's or Landlord's rights or remedies to obtain possession of the Subleased Premises.  In addition, Subtenant shall indemnify and defend Landlord and Veritone from and against all claims and damages, both consequential and direct, that Landlord or Veritone suffer due to Subtenant's holdover.  For the avoidance of doubt, in the event Subtenant holds over after the termination or expiration of the Term, in addition to the holdover rent hereunder, Subtenant shall fully and timely pay to Veritone (i) the difference between the holdover rent owed by Veritone to Landlord under the Lease and the holdover rent payable under this Sublease; and (ii) all sums that Veritone is required to indemnify Landlord for under Section 31.1 of the Lease.  Veritone's acceptance of Base Rent, Subtenant Additional Rent, or any other sums from Subtenant during any holdover will not, by itself, constitute Veritone's consent to such holdover, or create or renew any tenancy.

13.Subordination, Terms of Lease to Govern Except as Provided Herein. This Sublease is subject and subordinate to the terms of the Lease with respect to the Subleased Premises, and if the Lease terminates, this Sublease shall terminate.  Subtenant shall not do or suffer or permit anything to be done which would constitute a breach or violation of or cause the termination of the Lease.  In the event of any conflicts between the terms and provisions of the Lease and the terms and provisions of this Sublease, the terms and provisions of the Sublease shall govern the relationship between Subtenant and Veritone.  Except as specifically provided herein or inconsistent herewith, all of the rights and obligations conferred or imposed upon Veritone, as tenant under the Lease with respect to the Subleased Premises and the Common Areas (as defined in the Lease) of the Building are hereby conferred and imposed upon Subtenant, as Subtenant under this Sublease, with respect to the Subleased Premises and such Common Areas, provided that: (a) Subtenant shall in no case have any rights under this Sublease greater than Veritone's rights as tenant under the Lease or with respect to any other portion of the Demised Premises, (b) this Sublease does not confer upon Subtenant any rights or benefits, and Subtenant shall not have any rights to exercise or benefit from any allowances, set-off rights, self-help rights, or renewal, extension or expansion rights conferred upon Veritone by the Lease, and (c) Subtenant's sole obligation with respect to the payment of rent for the Subleased Premises shall be its obligation to pay Base Rent and Subtenant Additional Rent hereunder. Veritone shall have with respect to the Subleased Premises the same rights and remedies as Landlord has with respect to the Demised Premises.  For the avoidance of doubt, Veritone’s rights and obligations under Article 56 and Article 57 of the Lease are specifically included among the rights and obligations conferred and imposed upon Subtenant and Veritone’s rights and obligations under Article 23 of the Lease and Article 33 of the Lease, with respect to Hazardous Material (as defined in the Lease) that were existing as of the Commencement Date of this Sublease, and Article 34 of the Lease, with respect to violations of laws, statutes, ordinances, and governmental rules, regulations or requirements that were existing as of the Commencement Date of this Sublease, are specifically excluded from such rights and obligations conferred and imposed upon Subtenant.  Veritone shall not be liable for the performance or any damages resulting from the breach of any of the obligations assumed and undertaken in the Lease by the Landlord for any matter or thing except to the extent such performance or damages are caused by or the result of willful misconduct by Veritone.  If the Landlord shall default in any of its obligations to Veritone or fails or refuses to accord to Subtenant, or to permit Subtenant to exercise, any of the rights, privileges, or benefits conferred upon Veritone under the Lease with respect to the use and occupancy of the Subleased Premises, then Veritone, after written notice from Subtenant, agrees to use reasonable efforts to enforce or, at Veritone's option, to permit Subtenant to enforce Veritone's rights against the Landlord.  Veritone shall use all commercially reasonable efforts to ensure that all obligations required of Veritone by Landlord are fulfilled in order to keep the Lease in full force and effect.

14.Waiver of Certain Claims.  To the extent not expressly prohibited by law, Subtenant hereby releases Landlord, Veritone and their respective agents, officers, servants and employees (collectively, the “Landlord/Veritone Parties”), from and waives all claims for damage to persons or property insured or required to be insured by Subtenant hereunder sustained by Subtenant or by any occupant of the Subleased Premises or the Building, or by any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in the Subleased Premises, the Building or any part thereof, or from any equipment or appurtenance therein, or from any accident in or about the Building, or from any act or neglect of Subtenant.  All personal property belonging to Subtenant or any occupant of the Subleased Premises or to any other person that is in the Subleased Premises or the Building shall be there at the risk of Subtenant or such other person only, and the Landlord/Veritone Parties shall not be liable for damage thereto or theft or misappropriation thereof.

15.Signage.  Subject to the terms of the Lease, Subtenant shall be entitled to Building standard lobby directory and suite signage, at Subtenant's sole cost and expense.  Subtenant's signage shall be subject to all applicable rules, regulations and ordinances, and the terms and conditions of the Lease, including Landlord's approval, to the extent such approval is required thereunder.  Subtenant acknowledges that Veritone’s right to erect “Tenant’s Signage”, as defined in Section 32.3 of the Lease is personal to Veritone.  Notwithstanding the foregoing, Veritone shall use commercially reasonable efforts to obtain the Landlord’s consent to Veritone’s assignment and transfer to Subtenant of its rights to erect “Tenant’s Signage”.  If approved by Landlord, Subtenant shall, at its sole cost, remove the existing Tenant’s Signage and install Subtenant’s Tenant’s Signage. The foregoing assignment shall not be a condition to this Lease, and Veritone shall not be obligated to incur any costs or expenses in connection with procuring the Landlord’s consent hereto.

16.Insurance.  For purposes of this Section 16 and all indemnities with respect to which Veritone is the indemnified party, "Veritone" means and includes Veritone and its affiliates and subsidiaries designated by Veritone (as their interests appear).  Except as expressly provided to the contrary in this Section 16, Subtenant shall procure and maintain, at its own cost and expense, such liability and property insurance as is required to be carried by Veritone under Section 13.2 of the Lease, naming Veritone, as well as Landlord, as additional insureds in the manner required by Section 13.2 of the Lease, as their interests may appear.  Subtenant shall furnish to Veritone certificates of  Subtenant's insurance required hereunder not later than ten (10) days prior to the Commencement Date and thereafter, at least ten (10) days prior to the expiration of such policy, provided, however, that in no event will such policies actually be allowed to lapse without renewal or replacement.  Veritone and Subtenant each hereby waives claims against the other for damage to waiving party's property which is covered by property insurance or would have been covered had such waiving party obtained the property insurance required by the Lease or this Sublease, as applicable.  Each policy of property insurance required to be maintained by Subtenant shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and Veritone.

17.Access; Common Areas.  Subject to the restrictions and limitations set forth in the Lease, Subtenant and its employees and invitees shall have access to the Subleased Premises twenty-four (24) hours per day seven (7) days per week, and Subtenant and its employees and invitees will have a non-exclusive right to use the Common Areas.

18.Indemnification by Subtenant.  To the full extent not expressly prohibited by law, Subtenant agrees to hold harmless, defend and indemnify the Landlord/Veritone Parties against claims and liabilities, including attorneys' fees, for injuries to all persons and damage to, or theft or misappropriation or loss of property occurring in or about, the Subleased Premises or the Building to the extent arising from Subtenant's occupancy of the Subleased Premises or the conduct of its business or from activity, work, or anything done, permitted or suffered by Subtenant in or about the Subleased Premises, or due to any other act or omission of Subtenant, its agents, employees, guests or invitees (while such guests or invitees are within the Subleased Premises), except to the extent caused by the gross negligence or willful misconduct of any of the Landlord/Veritone Parties.  In case of any action or proceeding brought against any of the Landlord/Veritone Parties by reason of any such claims, upon notice from Veritone, Subtenant covenants to defend such action or proceeding with counsel reasonably satisfactory to Veritone.

19.Notices.  Any notice which either party is required or desires to give to the other under this Sublease shall be in writing and shall be personally delivered, sent certified mail, return receipt requested, or sent by nationally recognized overnight delivery service, and addressed:

(a)if to Veritone:

Veritone, Inc.

1515 Arapahoe Street, Tower 3

Suite 400

Denver, Colorado 80202

Attention: General Counsel

with a copy to:

Much Shelist

660 Newport Center Drive, Suite 900

Newport Beach, CA 92660

Attention: Glenn Taxman

(b)if to Subtenant:

   with a copy to:

California Pizza Kitchen, Inc.

575 Anton Boulevard, Ground Floor

Costa Mesa, California 92626

Attention: President

with a copy to:

California Pizza Kitchen, Inc.

575 Anton Boulevard, Ground Floor

Costa Mesa, California 92626

Attention: Legal

or at such other address as shall be specified by either party in written notice.  Notices shall be deemed given or served upon receipt or refusal of delivery.  Any notice may be signed by counsel for the party giving notice.  As used in this Sublease, the term "Business Day" means any day, other than a Saturday, Sunday or other date on which banks located in Los Angeles, California are closed for business as a result of federal or local holiday.

20.Default and Remedies.  If Subtenant defaults or breaches any of its obligations hereunder, in each instance beyond applicable notice and cure periods, if any, Veritone shall be entitled to exercise against Subtenant any or all of the rights and remedies set forth in the Lease which may be exercised by the Landlord upon an Event of Default (as defined in the Lease) by Veritone thereunder and all other rights and remedies provided by law, and such rights and default remedies shall be deemed incorporated herein by reference and shall apply to and be enforceable by Veritone against Subtenant and the Subleased Premises as if fully set forth herein.  Without limiting the foregoing sentence, Veritone shall have the right (but not the obligation) after the expiration of any applicable notice and cure period, to itself cure any default on the part of Subtenant at the expense of Subtenant, without further notice to Subtenant, and all reasonable sums incurred by Veritone in performing such duty shall be due and payable upon demand by Veritone.  Subtenant further agrees that any one or more of the following events shall constitute a "default" as said term is used herein, and after applicable notice and cure periods, shall constitute an “Event of Sublease Default”:

(a)Subtenant shall fail to make any payment of Base Rent or Subtenant Additional Rent or payment of any other monetary obligation required to be made by Subtenant hereunder within five (5) days following Subtenant’s receipt of notice that such payment was not received by Veritone on or before the date when such payment was due as herein provided; or

(b)Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Subtenant asking for reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof; or

(c)Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

(d)Subtenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Subtenant of substantially all of the property of Subtenant; or

(e)Subtenant shall admit in writing its inability to pay its debts as they become due; or

(f)The Subleased Premises are levied on by any revenue officer or similar officer attributable to any act or omission of Subtenant; or

(g)A decree or order appointing a receiver of the property of Subtenant shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

(h)Subtenant shall fail in securing insurance or in providing evidence of insurance as set forth in Section 16 of this Sublease for ten (10) days following receipt of notice from Veritone of such failure; or

(i)Subtenant shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Subtenant, and such default shall continue either for (i) thirty (30) days after notice thereof in writing to Subtenant, or (ii) such longer cure period as may be applicable to such default under the terms of the Lease; provided, however, that if Landlord notifies Veritone that Subtenant is not diligently proceeding to cure such default, or Veritone, in its reasonable discretion, determines that Subtenant is not diligently proceeding to cure such default, then Veritone shall deliver written notice thereof to Subtenant, and in such event (x) Veritone may elect to cure such default at Subtenant’s cost and expense, and (y) Subtenant’s cure period for such default shall terminate five (5) Business Days following receipt of Veritone’s notice.

21.Brokers. Each party represents to the other that, except for CRESA Los Angeles and Jones Lang LaSalle Brokerage, Inc. (collectively, the “Brokers”), no brokers were involved in or procured this Sublease and each will indemnify and defend the other against brokerage commission claims by anyone or any entity claiming by or through the indemnifying party.  Veritone shall be responsible for commissions due and owing to the Brokers.

22.Assignment and Subletting.

(a)Without Veritone's prior written consent, which shall not be unreasonably withheld or delayed, Subtenant shall not enter into a Transfer.  The term "Transfer" means any: (i) further sublease of all or part of the Subleased Premises, or assignment, or other conveyance of an interest in this Sublease either voluntarily or involuntarily or by operation of law; (ii) use of the Subleased Premises with Subtenant's consent by anyone other than Subtenant, its employees, subsidiaries, customers or other invitees in the ordinary course of Subtenant's business; (iii)(intentionally omitted); (iv) transfer of fifty-one percent (51%) or more of Subtenant's assets, shares, membership interests, partnership interests or other ownership interests; or (v) transfer of effective control of Subtenant.  No Transfer shall release Subtenant from any Sublease obligation.  Veritone's acceptance of a payment from any person or entity other than Subtenant that occupies the Subleased Premises does not waive Subtenant's obligations under this Sublease.  Notwithstanding any provision hereof, (w) in no event will any Transfer be made without Landlord's consent if such consent is required under the Lease, (x) Subtenant shall have no greater subleasing rights hereunder than Veritone has under the Lease, (y) Subtenant shall not enter into any agreement to use or occupy the Subleased Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated at the Subleased Premises, and (z) any Transfer shall be subject to the conditions, limitations and requirements set forth in Article 18 of the Lease.

(b)Any purported Transfer in violation of this Section 22 is void.  If Subtenant defaults under this Sublease, Veritone may proceed against Subtenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay rent owed to Subtenant directly to Veritone (which Veritone will apply against Subtenant's Sublease obligations).  Termination of this Sublease for any reason will not result in a merger.  Each further sublease of the Subleased Premises will be deemed terminated upon termination of this Sublease unless Veritone notifies the subtenant in writing of Veritone's election to assume such sublease, in which case the subtenant thereunder shall attorn to Veritone under the executory terms of this Sublease.

(c)Notwithstanding the foregoing, Subtenant shall be permitted to assign or sublet the Subleased Premises to “Permitted Transferees” as defined in Section 18.8 of the Lease without any fees or profit sharing payable to Veritone.  For purposes of this Sublease, as used in the definition of “Net Worth Threshold” in Section 18.8 of the Lease, “Tenant” shall refer to “Subtenant” and “Commencement Date” shall refer to the Commencement Date of this Sublease.

23.Counterparts.   This Sublease may be signed by the parties in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same document.  Receipt by telecopy or electronic mail of a signed copy of this Sublease shall be deemed receipt of the original document.

24.Governing Law.  This Sublease shall be governed in all aspects by the laws of the State of California without regard to its conflicts of law principles.

25.Parking. Subtenant shall be permitted to use the parking spaces allocated to Veritone pursuant to Article 49 of the Lease, including the right to convert unreserved parking passes to preferred and/or personalized parking passes and to VIP walk-in spaces subject to and as set forth in Section 49.5 of the Lease. Such usage shall be subject to all of the terms and provisions of the Lease, except that if Subtenant uses less than the Minimum Parking Allocation of parking passes, Subtenant shall not be responsible for payment of the rate or charge for the number of Minimum Parking Allocation parking passes not used.  To avoid any ambiguity, the Minimum Parking Allocation is 113 parking spaces, and Subtenant shall provide a written request to Veritone from time to time designating the number of parking spaces it wishes to use (the “Parking Notice”), and Veritone shall provide to Subtenant key cards or key fobs for such parking spaces.  Veritone shall bill Subtenant on a monthly basis for the number of parking spaces designated in the most recent Parking Notice.

26.Option to Extend.  Article 51 of the Lease grants to Veritone certain options to extend the term of the Lease.  Veritone agrees not to exercise the option to extend the term of Lease with respect to the Subleased Premises.

27.Personal Property.  Subtenant shall have the right to use Veritone’s furniture, fixtures and equipment (the “FF&E”) located in the Subleased Premises and adjacent outdoor patios during the Term hereof. A list of the FF&E, which specifically excludes any computer monitors and two projectors in the main lobby area, will be agreed upon by the parties in writing on or before the date Veritone delivers possession of the Subleased Premises to Subtenant. Subtenant may request any of the FF&E to be removed from the Subleased Premises by Veritone prior to the Commencement Date and Veritone agrees, within ten (10) Business Days after receipt of Subtenant’s notice, to promptly to remove such items of the FF&E at its sole cost.  Upon the expiration of the Term, and provided there has not occurred either (a) an Event of Sublease Default, or (b) a default of which Veritone has notified Subtenant in writing which, with the passage of any applicable cure period, may ripen into an Event of Sublease Default (unless Subtenant first cures such default within the applicable cure period), Subtenant may elect to purchase all of the FF&E for the sum of $1.00, and Subtenant shall remove the purchased FF&E from the Subleased Premises at its sole cost.

28.Landlord Consent.  This Sublease shall be of no force or effect unless consented to by the Landlord in writing within fifteen (15) days of the Execution Date.  Such consent shall be evidenced by Landlord's, Veritone's and Subtenant's execution and delivery of a consent agreement relating to this Sublease, in form and substance reasonably acceptable to Subtenant and Veritone.

29.Prevailing Party.  If either Veritone or Subtenant commences any litigation or judicial action to determine or enforce any of the provisions of this Sublease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys' fees, costs and expenditures) from the non-prevailing party.

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IN WITNESS WHEREOF the parties have executed this Sublease as of the Execution Date set forth above.

VERITONE: VERITONE, INC., a Delaware corporation By /s/ Jeffrey B. Coyne Its: EVP and General Counsel

SUBTENANT: CALIFORNIA PIZZA KITCHEN, INC., a Delaware corporation By /s/ Jim Hyatt Its CEO, President

Signature Page to Office Sublease (575 Anton Boulevard, Costa Mesa, CA)

11661514_6

Exhibit A

To

Sublease

FLOOR PLAN

Exhibit A

11661514_6

EXHIBIT B

FORM OF BENEFICIARY REDUCTION LETTER

Exhibit B

11661514_6

EXHIBIT C

FORM OF BENEFICIARY TERMINATION LETTER

Exhibit C

11661514_6

EXHIBIT D

FORM OF LETTER OF CREDIT

Exhibit E

11661514_6